Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the First Quarter of $2.1 million or $0.70 Per Diluted
Share and Announces its Ninth Consecutive Quarterly Cash Dividend, with an Increase of $0.01 to $0.07 Per Share

MOUNTLAKE TERRACE, WA – April 30, 2015 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2015 first quarter net income of $2.1 million, or $0.70 per diluted share, compared to net income of $875,000, or $0.29 per diluted share, for the same period last year.

The Bank continues to grow its balance sheet through balanced lending initiatives in the communities it serves.  “Home lending growth was particularly strong in the first quarter, primarily as a result of the addition of key production employees, low interest rates, and a robust home purchase market,” noted Donn Costa, SVP of Home Lending.

Strong profitability was reflected in the $0.70 earnings per diluted common share. “I am pleased to announce that our Board of Directors has approved our ninth quarterly cash dividend which is being increased one cent per share to $0.07 from $0.06,” stated Joe Adams, CEO of FS Bancorp.  The $0.07 dividend will be paid on May 28, 2015, to shareholders of record as of May 14, 2015.

  2015 First Quarter Highlights

•	Net income increased $537,000 or 35.0% to $2.1 million for the first quarter of 2015, compared to $1.5 million for the previous quarter, and $875,000 for the comparable quarter one year ago;
•
The Board increased the dividend to $0.07 from $0.06 in the previous quarter for a payout ratio of 10.9% and an annualized quarter end dividend yield of 1.5% based on the March 31, 2015 closing price of $19.36;

•
Originations of one-to-four-family loans increased to $131.6 million for the first quarter of 2015 from $97.4 million in the previous quarter, and from $37.6 million for the comparable quarter one year ago;

•	Total loans increased $29.2 million, or 7.4% to $423.4 million at March 31, 2015, compared to $394.2 million at December 31, 2014, and $294.3 million at March 31, 2014;
•	Total assets increased $32.0 million, or 6.3% to $541.7 million at March 31, 2015, compared to $509.8 million at December 31, 2014, and $433.2 million at March 31, 2014;
•	Earnings per diluted share increased to $0.70 for the first quarter 2015, compared to $0.52 for the fourth quarter in 2014, and $0.29 for the first quarter of 2014;
•	The efficiency ratio improved to 64.0% for the first quarter of 2015, compared to 74.1% for the fourth quarter of 2014, and 74.7% for the first quarter of 2014;
•
Capital levels at the Bank reflect total risk-based capital of 13.7% and a Tier 1 leverage capital ratio of 11.2% as of March 31, 2015 compared to 14.7% and 11.2% as of December 31, 2014, respectively.

FS Bancorp Q1 Earnings
April 30, 2015

Balance Sheet and Credit Quality

Total assets increased to $541.7 million at March 31, 2015, compared to $509.8 million at December 31, 2014, and $433.2 million at March 31, 2014.  The $32.0 million increase in total assets from December 31, 2014 to March 31, 2015 was primarily due to increases in loans receivable, net of $28.9 million, an increase in loans held for sale of $9.0 million, and was partially offset by a decrease in securities available-for-sale of $4.2 million, and cash and cash equivalents of $3.7 million.  The increase in assets was funded by increases in deposits and borrowings. The $108.5 million increase in total assets at March 31, 2015, compared to March 31, 2014, was primarily due to increases in loans receivable, net of $127.5 million, and loans held for sale of $23.4 million, partially offset by a decrease in securities available-for-sale of $27.5 million, and total cash and cash equivalents of $16.9 million.

LOAN PORTFOLIO
(Dollars in thousands)
	March 31, 2015		December 31, 2014		March 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$45,701	10.8%	$42,970	10.9%	$33,469	11.4%
Construction and development	70,639	16.6	57,813	14.7	39,394	13.4
Home equity	15,198	3.6	15,737	4.0	15,178	5.1
One-to-four-family (held for sale excluded)	54,985	13.0	46,801	11.9	24,750	8.4
Multi-family	16,841	4.0	16,201	4.1	6,509	2.2
Total real estate loans	203,364	48.0	179,522	45.6	119,300	40.5

CONSUMER LOANS
Indirect home improvement	99,769	23.6	99,304	25.2	91,558	31.1
Solar	21,535	5.1	18,162	4.6	9,745	3.3
Marine	17,759	4.2	16,713	4.2	12,719	4.3
Automobile	616	0.1	674	0.2	1,063	0.4
Recreational	401	0.1	441	0.1	523	0.2
Home improvement	313	0.1	329	0.1	442	0.2
Other	1,056	0.2	1,184	0.3	1,211	0.4
Total consumer loans	141,449	33.4	136,807	34.7	117,261	39.9

COMMERCIAL BUSINESS LOANS	78,632	18.6	77,881	19.7	57,740	19.6
Total loans	423,445	100.0%	394,210	100.0%	294,301	100.0%

Allowance for loan losses	(6,405)		(6,090)		(5,243)
Deferred cost, fees, and discounts, net	(970)		(946)		(532)
Total loans receivable, net	$416,070		$387,174		$288,526

Loans receivable, net increased $28.9 million to $416.1 million at March 31, 2015, from $387.2 million at December 31, 2014, and increased $127.5 million from $288.5 million at March 31, 2014.  Total real estate loans increased $23.8 million quarter over quarter including increases in construction and development of $12.8 million, one-to-four-family of $8.2 million, and commercial real estate loans of $2.7 million.  Quarter over quarter changes in other loan categories included a $4.6 million increase in consumer loans, and a $751,000 increase in commercial business loans.

One-to-four-family originations of loans held for sale, including loans brokered to other institutions, increased $34.2 million, or 35.0%, to $131.6 million during the quarter ended March 31, 2015, compared to $97.4 million for the preceding quarter, and $37.6 million for the same quarter one year ago.  The increase in originations was attributed

FS Bancorp Q1 Earnings
April 30, 2015

to key production employees hired in the second half of 2014, and the continued low interest rate environment during the first quarter. The percentage of one-to-four-family mortgage loan originations for purchases was 52.7% of the total volume of originations versus 47.3% of volume for refinances during the first quarter of 2015, compared to 68.1% in purchase volume versus 31.9% in refinance volume for the fourth quarter of 2014.  During the quarter ended March 31, 2015, the Company sold $111.7 million of one-to-four-family mortgage loans compared to sales of $90.2 million for the preceding quarter, and sales of $33.4 million for the same quarter one year ago.

The allowance for loan losses (“ALLL”) at March 31, 2015 was $6.4 million, or 1.5% of gross loans receivable, compared to $6.1 million, or 1.5% of gross loans receivable as of December 31, 2014, and $5.2 million, or 1.8% of gross loans receivable at March 31, 2014.  Non-performing loans, consisting of non-accrual loans, increased to $1.1 million at March 31, 2015, from $433,000 at both December 31, 2014, and March 31, 2014.  Substandard loans increased to $4.5 million at March 31, 2015, compared to $2.2 million at December 31, 2014, and increased from $1.0 million at March 31, 2014. The increase from one year ago was primarily due to the downgrade of three commercial real estate loans and one commercial business loan, and the increase from the prior quarter was due to the downgrade of one commercial business loan.  These loans were downgraded as a result of the financial performance by the borrowers. There was no other real estate owned ("OREO") at March 31, 2015, or at December 31, 2014, compared to $535,000 at March 31, 2014.  Additionally, at March 31, 2015, the Company had $777,000 in restructured loans, all of which were performing in accordance with their modified payment terms.

Total deposits increased $15.9 million, or 3.8% to $436.3 million at March 31, 2015, from $420.4 million at December 31, 2014, and increased $86.0 million, or 24.5%, from $350.3 million at March 31, 2014.  Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $1.8 million, or 2.1%, to $88.1 million as of March 31, 2015, from $86.3 million at December 31, 2014, and increased $12.6 million, or 16.7%, from $75.5 million at March 31, 2014.  Money market and savings accounts increased $3.7 million, or 2.1%, to $177.9 million at March 31, 2015, from $174.2 million at December 31, 2014, and increased $35.1 million, or 24.6%, from $142.8 million at March 31, 2014.  Time deposits increased $10.4 million, or 6.5% to $170.3 million at March 31, 2015, from $160.0 million at December 31, 2014, and increased $38.2 million, or 29.0%, from $132.1 million at the same period last year.  Non-retail deposits which include $26.7 million of brokered certificates of deposit, $15.4 million of online certificates of deposit, and $1.7 million of public funds, increased to $43.7 million as of March 31, 2015, compared to $36.4 million and $24.1 million at December 31, 2014, and March 31, 2014, respectively.  Management utilizes the wholesale market deposits to mitigate interest rate risk exposure where appropriate.

DEPOSIT BREAKDOWN (Dollars in thousands)
	March 31, 2015		December 31, 2014		March 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$54,004	12.4%	$53,743	12.8%	$45,031	12.8%
Interest-bearing checking	30,011	6.9	29,585	7.0	28,119	8.0
Savings	23,391	5.4	21,560	5.1	16,682	4.8
Money market	154,502	35.4	152,611	36.3	126,081	36.0
Certificates of deposits of less than $100,000	60,271	13.8	52,323	12.4	45,611	13.0
Certificates of deposits of $100,000 through $250,000	74,797	17.1	74,008	17.6	53,380	15.2
Certificates of deposits of more than $250,000	35,267	8.1	33,623	8.0	33,096	9.5
Escrows	4,077	0.9	2,991	0.8	2,336	0.7
Total	$436,320	100.0%	$420,444	100.0%	$350,336	100.0%

FS Bancorp Q1 Earnings
April 30, 2015

Borrowings increased $13.4 million, or 78.7%, to $30.4 million as of March 31, 2015, from $17.0 million at December 31, 2014, primarily to fund held for sale home lending growth during the first quarter of 2015.

Total equity increased $2.4 million, or 3.6%, to $68.2 million at March 31, 2015, from $65.8 million at December 31, 2014.  The increase in equity from the fourth quarter of 2014 was predominantly a result of net income of $2.1 million, and an increase of $172,000 in other comprehensive income for the quarter ended March 31, 2015.

Book value per common share was $23.23 as of March 31, 2015, compared to $22.48 as of December 31, 2014, and $20.88 as of March 31, 2014.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 13.7%, a Tier 1 leverage capital ratio of 11.2%, and a common equity Tier 1 (“CET1”) capital ratio of 12.5% at March 31, 2015.  At March 31, 2014, the total risk-based capital ratio was 16.4%, and the Tier 1 leverage capital ratio was 12.2%.  The CET1 capital ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.

The Company has exceeded all regulatory capital requirements with a total risk-based capital ratio of 15.9%, a Tier 1 leverage capital ratio of 12.9%, and a CET1 ratio of 14.6% at March 31, 2015, compared to 19.9% and 15.1% at March 31, 2014, respectively.  The CET1 capital ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.

Operating Results

Net interest income increased $1.4 million, or 27.8%, to $6.3 million for the three months ended March 31, 2015, from $4.9 million for the three months ended March 31, 2014.

The net interest margin ("NIM") increased 11 basis points to 5.07% for the three months ended March 31, 2015, from 4.96% for the same period in the prior year. The increased NIM reflects growth in higher yielding loans, compared to investments and cash as a part of our loan diversification strategy.  As a percentage, consumer loans to total loans were 33.4% as of March 31, 2015, compared to 39.8% as of March 31, 2014. The average cost of funds increased four basis points to 0.73% for the three months ended March 31, 2015, from 0.69% for the three months ended March 31, 2014.  Deposit costs increased due to interest-bearing deposit promotions which generated additional funds for loan growth.

The provision for loan losses increased $150,000, or 33.3%, to $600,000 for the three months ended March 31, 2015, compared to $450,000 at March 31, 2014, primarily due to the growth in construction and development loans of $31.2 million, commercial loans of $12.2 million, and the $3.5 million increase in substandard commercial loans.  Non-performing loans were $1.1 million, or 0.3% of total gross loans at March 31, 2015, compared to $433,000 or 0.2% of total gross loans at March 31, 2014.  During the three months ended March 31, 2015, net charge-offs were $284,000 compared to $298,000 during the three months ended March 31, 2014.

Noninterest income increased $2.0 million, or 99.6%, to $4.1 million for the three months ended March 31, 2015, from $2.0 million for the three months ended March 31, 2014.  The increase during the period was primarily due to a $1.8 million, or 120.6% increase in gain on sale of one-to-four-family mortgage loans to investors, including Fannie Mae, Freddie Mac, and Ginnie Mae, with servicing rights retained for the purpose of developing these customer relationships.  The increase in noninterest income was the primary reason for the improvement in the efficiency ratio to 64.0% in the current quarter, from 74.7% one year ago.

Noninterest expense increased $1.4 million, or 27.5%, to $6.6 million for the three months ended March 31, 2015, from $5.2 million for the three months ended March 31, 2014.  Changes in noninterest expense included an

FS Bancorp Q1 Earnings
April 30, 2015

$827,000, or 26.5% increase in salaries and benefits, including commissions and incentives for the loan production staff, as well as compensation associated with the equity incentive plan, a $417,000, or 76.4% increase in operations costs as a result of the significant $275,000 decrease recognized in the prior year’s first quarter for the Washington State B&O excise tax refund, a $72,000, or 25.1% increase in data processing associated with the continued investment in increasing the lending and deposit franchise, a $63,000, or 20.7% increase in professional and board fees due to costs associated with the equity incentive plan for the Board of Directors, and a $36,000, or 9.0% increase in occupancy expense.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its seven branches in suburban communities in the greater Puget Sound area.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: general economic conditions, either nationally or in our market area, that are worse than expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; increases in premiums for deposit insurance; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; secondary market conditions for loans and our ability to sell loans in the secondary market; our ability to attract and retain deposits; our ability to control operating costs and expenses; changes in consumer spending, borrowing and savings habits; our ability to successfully manage our growth; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related to Basel III; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; costs and effects of litigation, including settlements and judgments and inability of key third-party vendors to perform their obligations to us; and other economic, competitive, governmental, regulatory and technical factors affecting our operations, pricing, products and services and other risks described  in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FS Bancorp Q1 Earnings
April 30, 2015

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2015	2014	2014
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$2,436	$10,799	$1,972
Interest-bearing deposits at other financial institutions	13,966	9,299	31,336
Securities available-for-sale, at fair value	44,547	48,744	72,092
Loans held for sale, at fair value	34,968	25,983	11,592
Loans receivable, net	416,070	387,174	288,526
Accrued interest receivable	1,813	1,558	1,430
Premises and equipment, net	13,444	13,584	13,764
Federal Home Loan Bank stock, at cost	1,942	1,650	1,686
Other real estate owned (“OREO”)	—	—	535
Bank owned life insurance (“BOLI”)	6,602	6,556	6,414
Servicing rights, held at the lower of cost or fair value	3,670	3,061	2,134
Other assets	2,267	1,346	1,715
TOTAL ASSETS	$541,725	$509,754	$433,196
LIABILITIES
Deposits
Noninterest-bearing accounts	$58,081	$56,734	$47,367
Interest-bearing accounts	378,239	363,710	302,969
Total deposits	436,320	420,444	350,336
Borrowings	30,433	17,034	16,345
Other liabilities	6,773	6,440	3,047
Total liabilities	473,526	443,918	369,728

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; none issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares
authorized; 3,235,625 shares issued and outstanding
at March 31, 2015, and December 31, 2014, and
3,240,125 at March 31, 2014	32	32	32
Additional paid-in capital	29,689	29,450	30,106
Retained earnings	40,011	38,125	35,938
Accumulated other comprehensive income (loss)	289	117	(541)
Unearned shares - Employee Stock Ownership Plan
(“ESOP”)	(1,822)	(1,888)	(2,067)
Total stockholders’ equity	68,199	65,836	63,468
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$541,725	$509,754	$433,196

FS Bancorp Q1 Earnings
April 30, 2015

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	Unaudited	Unaudited
INTEREST INCOME
Loans receivable and fees	$6,819	$5,181
Interest and dividends on investment securities, cash and cash
equivalents, and interest-bearing deposits at other financial institutions	264	330
Total interest and dividend income	7,083	5,511
INTEREST EXPENSE
Deposits	748	550
Borrowings	67	58
Total interest expense	815	608
NET INTEREST INCOME	6,268	4,903
PROVISION FOR LOAN LOSSES	600	450
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,668	4,453
NONINTEREST INCOME
Service charges and fee income	425	398
Gain on sale of loans	3,326	1,508
Gain on sale of investment securities	76	—
Earnings on cash surrender value of BOLI	47	45
Other noninterest income	197	89
Total noninterest income	4,071	2,040
NONINTEREST EXPENSE
Salaries and benefits	3,949	3,122
Operations	963	546
Occupancy	434	398
Data processing	359	287
OREO fair value impairments, net of loss on sales	—	32
OREO expense	—	21
Loan costs	333	305
Professional and board fees	367	304
FDIC insurance	79	63
Marketing and advertising	130	107
Recovery of loss on servicing rights	(1)	—
Total noninterest expense	6,613	5,185
INCOME BEFORE PROVISION FOR INCOME TAXES	3,126	1,308
PROVISION FOR INCOME TAXES	1,056	433
NET INCOME	$2,070	$875
Basic earnings per share	$0.71	$0.29
Diluted earnings per share	$0.70	$0.29

FS Bancorp Q1 Earnings
April 30, 2015

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)	At or For the Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.60%	1.22%	0.84%
Return on equity (ratio of net income to average equity) (1)	12.69	9.46	5.67
Yield on average interest-earning assets	5.73	5.69	5.57
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.73	0.63	0.69
Interest rate spread information – average during period	5.00	5.06	4.88
Net interest margin (1)	5.07	5.12	4.96
Operating expense to average total assets	5.10	5.49	4.97
Average interest-earning assets to average interest-bearing
liabilities	126.94	126.98	129.37
Efficiency ratio (2)	63.97	74.08	74.68

ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.20%	0.08%	0.22%
Non-performing loans to total gross loans (4)	0.25	0.11	0.15
Allowance for loan losses to non-performing loans (4)	605.96	1,406.47	1,210.85
Allowance for loan losses to gross loans receivable	1.51	1.54	1.78

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage capital	11.20%	11.17%	12.24%
Tier 1 risk-based capital	12.45	13.43	15.12
Total risk-based capital	13.70	14.68	16.37
Common equity Tier 1 capital (CET1)	12.45	— (8)	— (8)
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage capital	12.91%	13.16%	15.08%
Total risk-based capital	15.85	17.08	19.85
Common equity Tier 1 capital (CET1)	14.60	— (8)	— (8)

	At or For the Three Months Ended
PER COMMON SHARE DATA:	March 31, 2015	December 31, 2014	March 31, 2014
Basic earnings per share	$0.71	$0.52	$0.29
Diluted earnings per share	$0.70	$0.52	$0.29
Weighted average basic shares outstanding	2,935,553	2,929,073	3,039,237
Weighted average diluted shares outstanding	2,965,319	2,945,137	3,039,237
Common shares outstanding at period end	2,935,553 (7)	2,929,073 (6)	3,039,237 (5)
Book value per share using outstanding common shares	$23.23	$22.48	$20.88

FS Bancorp Q1 Earnings
April 30, 2015

_______________________________________
(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,240,125 at March 31, 2014, less 200,888 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,235,625 at December 31, 2014, less 125,105 shares of restricted stock, and 181,447 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,235,625 at March 31, 2015, less 125,105 restricted stock shares, and 174,967 unallocated ESOP shares.
(8)	CET1 ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.